                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT



Safer, Inc.:          A wholly owned subsidiary of Ringer Corporation,
                      incorporated under the laws of the State of Delaware.

Safer, Ltd.:          A wholly owned subsidiary of Safer, Inc., incorporated
                      under the laws of Canada.